Exhibit 99

                                                       Contact:  Dwaine Stevens
                                                        (904)781-8600 Ext. 6107

             Publix Reports First Quarter Results and Stock Price

LAKELAND, Fla., May 3, 2004 -- Publix's sales for the first quarter of 2004 were approximately $4.7 billion, an 8.2 percent increase from last year's $4.3 billion. Comparable-store sales for the first quarter of 2004 increased 3.0 percent.
      Net earnings for the first quarter were approximately $203.4 million this year, compared to $187.1 million in 2003, an increase of 8.7 percent. Earnings per share were $1.14 for the first quarter of 2004, compared to $0.99 per share for the first quarter of 2003.
      These amounts are based on unaudited reports that will be filed later this month with the U.S. Securities and Exchange Commission. The company's quarterly report to the SEC, Form 10-Q, will be available on its Web site at www.publix.com/stock on May 7.
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      Based on the most recent appraisal, Publix's stock price increased from
$51.50 per share to $52.25 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.
      "I'm pleased that our strong operating performance resulted in another increase in our stock price. Our associates continue to excel in delivering premier customer service," Publix CEO Charlie Jenkins Jr. said.
      Publix is owned and operated by its 123,500 employees, with 2003 sales of $16.8 billion. Currently Publix has 816 stores in Florida, Georgia, South Carolina, Alabama and Tennessee. The company has been named one of Fortune's "100 Best Companies to Work For in America" for seven consecutive years. In addition, Publix's dedication to superior quality and customer service is recognized as tops in the grocery business, most recently by an American Customer Satisfaction Index survey. For more information, visit the company's Web site, www.publix.com. ###
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